CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated July 28, 2010, relating to the financial statements and financial highlights of Short-Term Master Bond Portfolio of Short-Term Bond Master LLC and BlackRock Short-Term Bond Fund of BlackRock Short-Term Bond Series, Inc. (the “Fund”) appearing in the Annual Report on Form N-CSR of the Fund for the year ended May 31, 2010, and to the references to us under the headings “Other Service Providers – Independent Registered Public Accounting Firm” and “Form of Agreement and Plan of Reorganization – Representations of the Target Company on behalf of the Target Fund” in the Combined Prospectus/Proxy Statement, and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 31, 2011